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                                                                     EXHIBIT 5.1



                       [HAYNES AND BOONE, LLP LETTERHEAD]

September 26, 2001


EXCO Resources, Inc.
6500 Greenville Avenue
Suite 650
Dallas, TX  75206

Re: Registration Statement on Form S-3 of 200,000 shares of Common Stock, par value $.02 per share, of EXCO Resources, Inc. ("Common Stock")

Gentlemen:

We are securities counsel to EXCO Resources, Inc., a Texas corporation (the "Company"), in connection with the registration and issuance of up to 200,000 shares of Common Stock (the "Shares"), plus an indeterminate number of additional shares of Common Stock issuable to prevent dilution resulting from stock splits, stock dividends or similar events, to be sold by the Selling Shareholder named in the Prospectus constituting a part of this Registration Statement (the "Selling Shareholder").

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares are duly authorized and are validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company, the Selling Shareholder and public officials, and we have not independently checked or verified the accuracy of the statements contained therein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to this Registration Statement on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.


Very truly yours


/s/ Haynes and Boone, LLP

Haynes and Boone, LLP